Exhibit 99.1

FOR IMMEDIATE RELEASE

Optelecom-NKF Reports 19% Revenue Increase in First Quarter 2008

GERMANTOWN, MD/April 30, 2008/PRNewswire-FirstCall — Optelecom-NKF, Inc. (NASDAQ: OPTC), a leading global supplier of advanced video surveillance solutions, today announced results for its first quarter ended March 31, 2008.

Revenue for the quarter advanced to $10.5 million, an increase of 19% compared to the same quarter last year. Gross profit increased to $6.5 million, up 31% for the three months ended March 31, 2008. Operating expenses were $5.9 million for the quarter ended March 31, 2008 compared to $5.0 million in the first quarter of 2007.

Income from Operations for the current quarter increased to $512 thousand compared to a loss from Operations of $51 thousand reported for the first quarter in 2007. After including interest expense and income taxes the Company reported net income of $148 thousand, or $0.04 per diluted share, for the first quarter of 2008. This compares to a net loss of $258 thousand, or ($0.07) per diluted share, for the first quarter of 2007.

“We reported solid first quarter 2008 sales marking our third straight quarter of double digit growth,” said Edmund Ludwig, Optelecom-NKF’s President and CEO.  “Our markets are currently witnessing a key technological transition toward network-enabled surveillance solutions. The jump in sales for what is our seasonally slowest quarter demonstrates the increased momentum of our business.”

“Revenue for the first quarter increased 19% with growth in both our domestic and international markets,” added Steven Tamburo, Optelecom-NKF’s Chief Financial Officer. “We continue to experience strong acceptance of our global IP Surveillance products and solutions. Our recent addition of a Siqura® camera line demonstrates our product development capability in these rapidly growing markets.”

First Quarter Conference Call

Optelecom-NKF President and CEO Edmund Ludwig will lead a conference call to discuss first quarter results at 10:00 a.m. Eastern Time, Thursday, May 1, 2008.

Interested parties are welcome to call 800-638-4817 (International Dial In: 617-614-3943) and request the “Optelecom-NKF conference call” shortly before the designated start time or provide the participant passcode 25071317. The telephone conference call will feature a question and answer segment with management. For those parties unable to participate in the live conference call, a replay will be available from noon following the teleconference until May 8, 2008.  Those wishing to listen to the replay should call 888-286-8010 (International Dial In: 617-801-6888) and enter passcode 25737680 when prompted.

The call is being web cast by CCBN and can be accessed at www.earnings.com or at Optelecom-NKF’s website www.optelecom-nkf.com.

About Optelecom-NKF

Optelecom-NKF, Inc. (NASDAQ: OPTC), is a global supplier of advanced video surveillance solutions, including IP cameras, video servers/codecs, network video recorders, fiber transmission equipment, video management and video analytics software. We deliver complete solutions for traffic management and security of airports, seaports, casinos, prisons, utilities, public transport, city centers, hospitals, and corporate campuses.

Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support in addition to products that are developed and tested for professional and mission critical applications. All Optelecom-NKF IP surveillance solutions are marketed under the Siqura® name.

The Optelecom-NKF corporate headquarters is in Germantown, Maryland, USA, with European corporate offices in Gouda, The Netherlands, and sales offices or support covering Latin America, France, Spain, the UK, Germany, Italy, Dubai, and Singapore.

Forward-Looking Statements

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, among others: the ability of Optelecom-NKF to successfully operate its global business; the ability of the Company to develop and market network video products and solutions for the traffic monitoring,  transportation security, commercial and industrial and government markets; lack of reliable vendors, service providers, and outside products; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; and disparities between forecast and realized sales results. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Optelecom-NKF’s periodic reports and registration statements filed with the Securities and Exchange Commission. Optelecom-NKF does not assume any obligation to update information concerning its expectations.

Investor inquiries should be directed to Mr. Rick Alpert at 301-948-7872.

OPTELECOM-NKF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31,

(Unaudited)

(Dollars in Thousands, Except Share Amounts)

	2008	2007
Revenue	$10,535	$8,835
Cost of goods sold	4,076	3,922
Gross profit	6,459	4,913
Operating expenses:
Sales and marketing	2,661	2,057
Engineering	1,416	1,376
General and administrative	1,662	1,348
Amortization of intangibles	208	183
Total operating expenses	5,947	4,964
Income (loss) from operations	512	(51)
Other expense, net	352	324
Income (loss) before income taxes	160	(375)
Provision (benefit) for income taxes	12	(117)
Net income (loss)	$148	$(258)
Basic earnings (loss) per share	$.04	$(.07)
Diluted earnings (loss) per share	$.04	$(.07)
Weighted average common shares outstanding — basic	3,632,564	3,518,205
Weighted average common shares outstanding — diluted	3,632,635	3,518,205

Net income (loss)	$148	$(258)
Foreign currency translation	1,920	173
Comprehensive income (loss)	$2,068	$(85)

OPTELECOM-NKF, INC.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

(March 31, 2008 Unaudited)

(Dollars in Thousands, Except Share Amounts)

	Mar. 31, 2008	Dec. 31, 2007
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,093	$5,043
Accounts and contracts receivable, net of allowance of $316 and $249	8,158	9,575
Inventories, net	5,096	5,214
Deferred tax asset—current	708	732
Prepaid expenses and other current assets	1,014	816
Total current assets	23,069	21,380
Property and equipment, less accumulated depreciation of $8,105 and $7,634	2,705	2,594
Deferred tax asset—non-current	2,764	2,284
Intangible assets, net of accumulated amortization of $2,644 and $2,259	8,620	8,241
Goodwill	16,368	15,259
Other assets	220	205
TOTAL ASSETS	$53,746	$49,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,621	$2,623
Accrued payroll	2,564	2,165
Commissions payable	172	198
Current portion of capitalized leases	26	45
Bank line of credit	1,625	1,000
Current portion of notes payable	4,576	1,525
Accrued warranty reserve	402	418
Taxes payable	79	49
Other current liabilities	1,051	1,090
Total current liabilities	13,116	9,113
Notes payable	11,600	14,245
Deferred tax liability	2,207	2,037
Interest payable	1,155	1,210
Other liabilities	255	257
Total liabilities	28,333	26,862
STOCKHOLDERS’ EQUITY
Common stock, $.03 par value—shares authorized, 15,000,000; issued and outstanding, 3,636,730 and 3,632,083 shares as of March 31, 2008 and December 31, 2007, respectively	109	109
Additional paid-in capital	15,778	15,534
Accumulated other comprehensive gain	5,326	3,406
Treasury stock, 162,672 shares, at cost	(1,265)	(1,265)
Retained earnings	5,465	5,317
Total stockholders’ equity	25,413	23,101
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,746	$49,963